UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):       November 19, 2007

ASCENDIA BRANDS, INC.

(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	033-25900 (Commission File Number)	75-2228820 (IRS Employer Identification Number)

100 American Metro Boulevard, Suite 108, Hamilton, New Jersey 08619

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, including Area Code:       609-219-0930

________________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 140.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 19, 2007, Ascendia Brands, Inc. (the “Registrant”) entered into a Letter Agreement (the “Agreement”), dated as of November 19, 2007, with Prencen Lending LLC (“Prencen Lending”), pursuant to which Prencen Lending provided a Two Million Dollar ($2,000,000) loan (the “Loan”) to the Registrant. In consideration for the Loan, the Registrant issued to Prencen Lending (i) an unsecured convertible note (the “Note”) and (ii) warrants (the “Warrants”) to purchase Three Million (3,000,000) shares of common stock of the Registrant (the “Common Stock”) at an exercise price equal to the closing price of the Common Stock on the last trading day prior to the date of issuance of the Note.

The Note will mature on the earlier of (i) the next issuance by the Registrant to any entity managed or advised by Prencen Capital Management, L.P., or any of its affiliates (each, a “Prentice Entity”), of a new series of the Registrant’s convertible preferred stock (“the Preferred Stock”) on terms and conditions acceptable to such Prentice Entity (the “Preferred Stock Financing”) and (ii) one hundred and eighty (180) days from the date of the issuance of the Note (the “180 Day Anniversary” and the earlier to occur of the 180 Day Anniversary and the Preferred Financing, the “Maturity Date”). The Note will bear interest at the rate of fifteen percent (15%) per annum, subject to increase to up to twenty percent (20%) upon the occurrence or nonoccurrence of specified events.

On the Maturity Date, the Registrant shall pay to Prencen Lending an amount equal to the outstanding amount of the Loan plus all accrued but unpaid Interest then due (the “Maturity Date Amount”) as follows: (i) upon consummation of a Preferred Stock Financing (if any), through the issuance of such number of shares of Preferred Stock issued in the Preferred Stock Financing determined by dividing the Maturity Date Amount by the per share purchase price of the Preferred Stock; or (ii) if the Preferred Stock Financing has not been consummated on or prior to the 180 Day Anniversary, through the issuance of such number of shares of Common Stock determined by dividing the Maturity Date Amount by eighty-five percent (85%) of the average Weighted Average Price (as defined in the Note) for the ten (10) trading days immediately preceding the 180 Day Anniversary.

Any portion of the balance due under the Note is convertible at any time, at the option of the holder, into (i) Common Stock, (ii) stock or securities directly or indirectly convertible into or exercisable or exchangeable for Common Stock (“Convertible Securities”) or (iii) rights warrants or options to subscribe for or purchase Common Stock or Convertible Securities (“Options”) issued in connection with a future issuance by the Registrant to investors (other than a Prentice Entity or those managed or advised by a Prentice Entity) in any financing in which parties purchase, for cash, (i) Common Stock, (ii) Convertible Securities or (iii) Options (a “Future Financing”) (at the lowest per share purchase price of any securities issued in such Future Financing).

The above description does not purport to be a complete statement of the parties’ rights and obligations under the Letter Agreement and the Note, copies of which are attached hereto as Exhibits 4.1 and 4.2, respectively.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference in its entirety.

Item 3.02.	Unregistered Sales of Equity Securities.

On November 19, 2007, the Registrant issued the Warrants to Prencen Lending. Pursuant to the Warrants, Prencen Lending is entitled to purchase from the Registrant Three Million (3,000,000) fully paid, nonassessable shares of Common Stock at an exercise price of $0.26, which price is adjustable as provided in the Warrants. The consideration received by the Registrant in connection with the issuance of the Warrants consisted of the Loan. The Warrants expire sixty (60) months after the date of issuance of the Warrants.

The above description does not purport to be a complete statement of the parties’ rights and obligations under the form of Warrant, a copy of which is attached hereto as Exhibit 4.3.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Number	Description of Exhibit
4.1	Letter Agreement, dated as of November 19, 2007, among the Registrant and Prencen Lending
4.2	Note
4.3	Warrant

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 26, 2007		ASCENDIA BRANDS, INC.
	By:	/s/ Steven R. Scheyer Steven R. Scheyer Chief Executive Officer